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                                                                 EXHIBIT 21

                        SUBSIDIARIES OF REGISTRANT

Cenveo Commercial Ohio, LLC (Colorado)
Cenveo Corporation (Delaware)
Cenveo Government Printing, Inc. (Colorado)
Cenveo Resale Ohio, LLC (Colorado)
Cenveo Services, LLC (Colorado)
CNMW Investments, Inc. (Delaware)
Discount Labels, LLC (Indiana)
Rx JV Holding, Inc (Delaware)
CRX JV, LLC (Delaware)
CRX Holding, Inc (Delaware)
Rx Technology Corporation (Delaware)
Graphic Arts Center de Mexico, S.A. de C.V. (Mexico)
Cenveo MM&T Packaging Company (Canada)
MMTP Holdings, Inc. (Colorado)
Cenveo Alberta Finance LP (Canada)
Cenveo Omemee LLC (Delaware)
Cenveo McLaren Morris & Todd Company (Canada)
Colorhouse China, Inc. (Colorado)
Novia Scotia Company #3120587 (Canada)